Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue, Purchase, New York 10577 •(914) 701-8000

FOR IMMEDIATE RELEASE

Contacts: Dan Loh (Investors) –(914) 701-8200

Elizabeth Roach (Media) – (914) 701-6576

Atlas Air Worldwide
Reports Record Fourth-Quarter Results,
Strong Outlook for 2018

Record 4Q Reported Income Increased to $209.5 Million from $28.7 Million, Full-Year Increased to $224.3 Million from $42.6 Million
Record 4Q Adjusted Income of $66.6 Million, Up 13%; Full-Year Climbed 17% to $133.7 Million

Mid-20% Earnings Growth Expected in 2018

Results Driven by Strategic Execution, Strong Demand and Tax Reform

PURCHASE, N.Y., February 22, 2018 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced record fourth-quarter and full-year 2017 revenue, record fourth-quarter earnings and robust full-year earnings growth, and a continued strong outlook in 2018.

“2017 was an exciting year for Atlas and we expect that to continue in 2018,” said President and Chief Executive Officer William J. Flynn.

“The strategic initiatives that we have put in place over many years have transformed our company. Our focus on express, e-commerce and fast-growing Asian markets has broadened our customer base and fleet. As a result, we were well-positioned to capitalize on market dynamics and deliver fourth-quarter and full-year volumes, revenues, EBITDA and net income that grew sharply compared to the prior-year.

“In addition, our fourth-quarter and full-year results benefited from the passage of the U.S. Tax Cuts and Jobs Act in late December, which generated a significant gain related to the revaluation of our net deferred tax liabilities.

“We expect the new tax legislation to have a positive impact on economic activity and corporate growth. On passage of the law, we were pleased to provide a one-time bonus of $1,000 to our global personnel in recognition of their hard work and commitment to the company’s growth.”

Turning to 2018 and beyond, Mr. Flynn stated: “We are operating in a strong airfreight environment, underpinned by global economic growth.

“We see tremendous opportunity for continued growth in the express and e-commerce markets, fueled by a bourgeoning middle class with higher levels of disposable income. Further globalization will require expansive and time-definite air networks to facilitate the international flow of goods.

“From a regional perspective, we believe Asia is key. It is an important geography to global trade, the source of 40% of global airfreight demand, and the main contributor to the expanding global middle class.

“In addition to the demand we are seeing for our aircraft and services, we are capitalizing on the quality, scale and scope of our operations to drive our revenues and earnings to greater levels. As a result, we expect our adjusted net income to grow by a mid-twenty-percent level in 2018 compared with 2017, including the benefit of a lower corporate income tax rate.

“By comparison, even without any benefit from tax reform, we would have expected our 2018 adjusted net income to grow by a teens percentage.”

Fourth-Quarter Results

Volumes in the fourth quarter of 2017 increased 18% to 71,563 block hours, with revenue growing 19% to a record $628.0 million.

Reported income from continuing operations, net of taxes, during the period totaled $209.5 million, or $6.71 per diluted share, compared with $28.7 million, or $1.12 per diluted share, in the fourth quarter of 2016. Reported results for the latest quarter included a $130.0 million benefit related to the revaluation of our deferred tax liabilities as well as an unrealized gain on outstanding warrants of $23.7 million. Results in the year-ago period included an unrealized loss of $27.9 million on outstanding warrants.

On an adjusted basis, income from continuing operations, net of taxes, in the fourth quarter of 2017 increased 13% to a record $66.6 million, or $2.43 per diluted share, from adjusted income of $59.0 million, or $2.24 per diluted share, in the year-ago quarter. EBITDA, as adjusted, increased 14% to $162.7 million.

Record ACMI segment revenues and contribution in the fourth quarter of 2017 were primarily driven by significant growth in block-hour volumes, partially offset by higher line maintenance and labor-related operational disruptions. Block-hour growth during the period reflected 747-400 flying for several new customers, 747-8 flying for Cathay Pacific Cargo, additional seasonal flying for express operators, and the ramp-up of 767-300 operations for Amazon. Five new 767-300s were placed in service for Amazon during the quarter, raising the current number to 12, in line with our expectations when we began ramping up this new service in 2016 and in line with our expectations for a total of 20 aircraft by the end of 2018.

Higher Charter segment contribution during the period was primarily driven by an increase in commercial yields, partially offset by higher maintenance costs, the redeployment of 747-8 and 747-400 aircraft to the ACMI segment, and labor-related operational disruptions. Higher average rates during the quarter primarily reflected the impact of strong commercial yields.

In Dry Leasing, higher segment contribution primarily reflected a reduction in interest expense due to the scheduled repayment of debt related to dry leased 777 aircraft and the placement of additional 767-300 converted aircraft.

Reported earnings in the fourth quarter of 2017 also included an effective income tax benefit rate of 95.7%, due mainly to the revaluation of our deferred tax liabilities as a result of the Tax Cuts and Jobs Act. On an adjusted basis, our results reflected an effective income tax rate of 31.4%.

Full-Year Results

Volumes in 2017 increased 20% to 252,802 block hours, with revenue growing 17% to a record $2.16 billion.

For the twelve months ended December 31, 2017, our continuing operations generated income of $224.3 million, or $8.68 per diluted share, which included the $130.0 million benefit related to the revaluation of our deferred tax liabilities, partially offset by an unrealized loss on financial instruments of $12.5 million related to outstanding warrants. For the twelve months ended December 31, 2016, our income from continuing operations totaled $42.6 million, or $1.70 per diluted share, including the negative impacts of transaction-related expenses and warrant accounting totaling $25.0 million.

On an adjusted basis, income from continuing operations in 2017 increased 17% to $133.7 million, or $4.93 per diluted share, compared with $114.3 million, or $4.50 per diluted share, in 2016. EBITDA, as adjusted, rose 12% to $428.6 million.

Reported earnings in 2017 also included an effective income tax benefit rate of 56.5%, due mainly to the revaluation of our deferred tax liabilities as a result of the Tax Cuts and Jobs Act. On an adjusted basis, our results reflected an effective income tax rate of 28.4%.

Cash and Short-Term Investments

At December 31, 2017, our cash, cash equivalents, short-term investments and restricted cash totaled $305.5 million, compared with $142.6 million at December 31, 2016.

The change in position resulted from cash provided by operating and financing activities, partially offset by cash used for investing activities.

Net cash provided by financing activities during 2017 primarily reflected proceeds from our issuance of convertible notes and our financings of 767-300 aircraft, partially offset by payments on debt obligations. During the fourth quarter of 2017, we completed the financings of six additional 767-300 aircraft, which generated cash of $145.8 million.

Net cash used for investing activities during 2017 primarily related to capital expenditures and payments for flight equipment and modifications, including the acquisition of 767-300 aircraft to be converted to freighter configuration, spare engines and GEnx engine performance upgrade kits.

2018 Outlook

We expect to report strong earnings growth in 2018.

We begin 2018 with solid demand from our customers for our aircraft and services. With the essential building blocks we have set in place, we see opportunities to grow with existing customers and to add new ones.

Globally, economic activity is expanding. The airfreight market is strong, and airfreight tonnage continues to grow from record levels.

As a result, we expect significant growth in our volumes, revenue and adjusted EBITDA in 2018. We see volumes rising to around 300,000 block hours, revenue growing to approximately $2.5 billion, and adjusted EBITDA of about $500 million.

We anticipate that our full-year 2018 adjusted net income will grow by a mid-twenty-percent level compared with 2017, including the benefit of tax reform. Without tax reform, we would have expected our adjusted net income to grow by a teens percentage this year. We expect our full-year 2018 adjusted income tax rate to be approximately 17%.

Given the inherent seasonality of airfreight demand, we anticipate that results in 2018 will reflect historical patterns, with more than 70% of our adjusted net income occurring in the second half. In addition, we expect adjusted EBITDA of approximately $90 million in the first quarter of 2018, and adjusted net income to be approximately double adjusted net income of $8.3 million in the first quarter of 2017.

For the full year, we anticipate total block hours will increase approximately 19% compared with 2017, with about 75% of our hours in ACMI and the balance in Charter. To meet the anticipated increase in ACMI and Charter demand, we have entered into operating leases for six 747-400 freighter aircraft. Two of these aircraft entered service in the third quarter and fourth quarter of 2017; four will enter service throughout 2018.

Aircraft maintenance expense in 2018 is expected to total approximately $315 million, mainly reflecting an increase in daily line maintenance due to the anticipated growth in block hours. Depreciation and amortization is expected to total approximately $220 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are expected to total approximately $100 to $110 million, mainly for parts and components for our fleet.

We provide guidance on an adjusted basis because we are unable to predict, with reasonable certainty, the effects of outstanding warrants and other items that could be material to our reported results.

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2017 financial and operating results at 11:00 a.m. Eastern Time on Thursday, February 22, 2018.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information,” click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

https://edge.media-server.com/m6/p/3u7eztjr

For those unable to listen to the live call, a replay will be archived on the above websites following the call. A replay will also be available through February 28 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 8276523#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDA, as adjusted; Direct Contribution; Adjusted income from continuing operations, net of taxes; Adjusted Diluted EPS from continuing operations, net of taxes; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Income from continuing operations, net of taxes; Diluted EPS from continuing operations, net of taxes; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. In addition, management’s incentive compensation is determined, in part, by using Adjusted Income from continuing operations, net of taxes. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers a broad array of Boeing 747, 777, 767, 757 and 737 aircraft for domestic, regional and international applications.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon, including the cost and timing of securing any aircraft necessary to fulfill our agreements; the risk that the anticipated benefits of our agreements with Amazon will not be realized when expected, or at all; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations with our pilots’ union; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; changes to our provisional estimates of the impact of the U.S. Tax Cuts and Jobs Act of 2017; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2018 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publically any forward-looking statement to reflect future events or circumstances.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended

	December 31, 2017	December 31, 2016 December 31, 2017		December 31, 2016

Operating Revenue	$627,952	$529,725	$2,156,460	$1,839,627
Operating Expenses
Salaries, wages and benefits	125,995	102,967	456,075	424,332
Aircraft fuel	93,080	85,131	333,046	275,113
Maintenance, materials and repairs	61,634	43,886	273,676	206,106
Depreciation and amortization	45,800	39,154	166,713	148,876
Travel	39,189	33,457	144,699	127,748
Aircraft rent	39,207	36,620	142,945	146,110
Navigation fees, landing fees and other rent	39,060	22,050	116,318	78,441
Passenger and ground handling services	30,600	25,086	107,787	89,657
Loss (gain) on disposal of aircraft	(95)	—	(31)	(11)
Special charge	106	3,509	106	10,140
Transaction-related expenses	1,106	585	4,509	22,071
Other	45,522	35,848	168,643	142,733

Total Operating Expenses	521,204	428,293	1,914,486	1,671,316

Operating Income	106,748	101,432	241,974	168,311

Non-operating Expenses (Income)
Interest income	(1,723)	(1,207)	(6,009)	(5,532)
Interest expense	26,940	21,055	99,687	84,650
Capitalized interest	(1,756)	(1,207)	(7,389)	(3,313)
Loss on early extinguishment of debt	—	—	167	132
Unrealized loss (gain) on financial instruments	(23,692)	27,901	12,533	2,888
Other income	(30)	442	(387)	70

Total Non-operating Expenses (Income)	(261)	46,984	98,602	78,895

Income (loss) from continuing operations before income taxes	107,009	54,448	143,372	89,416
Income tax (benefit) expense	(102,445)	25,712	(80,966)	46,791

Income from continuing operations, net of taxes	209,454	28,736	224,338	42,625
Loss from discontinued operations, net of taxes	(6)	(319)	(865)	(1,109)

Net Income	$209,448	$28,417	$223,473	$41,516

Earnings per share from continuing operations:
Basic	$8.28	$1.15	$8.89	$1.72

Diluted	$6.71	$1.12	$8.68	$1.70

Loss per share from discontinued operations:
Basic	$(0.00)	$(0.01)	$(0.03)	$(0.04)

Diluted	$(0.00)	$(0.01)	$(0.03)	$(0.04)

Earnings per share:
Basic	$8.28	$1.14	$8.85	$1.67

Diluted	$6.71	$1.11	$8.64	$1.65

Weighted average shares:
Basic	25,282	25,008	25,241	24,843

Diluted	27,435	25,554	25,854	25,120

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31, 2017 December 31, 2016

Assets
Current Assets
Cash and cash equivalents	$280,809	$123,890
Short-term investments	13,604	4,313
Restricted cash	11,055	14,360
Accounts receivable, net of allowance of $1,494 and $997, respectively	194,478	166,486
Prepaid maintenance	13,346	4,418
Prepaid expenses and other current assets	74,294	44,603

Total current assets	587,586	358,070
Property and Equipment
Flight equipment	4,447,097	3,886,714
Ground equipment	70,951	68,688
Less: accumulated depreciation	(701,249)	(568,946)
Flight equipment modifications in progress	186,302	154,226

Property and equipment, net	4,003,101	3,540,682
Other Assets
Long-term investments and accrued interest	15,371	27,951
Deferred costs and other assets	242,919	204,647
Intangible assets, net and goodwill	106,485	116,029

Total Assets	$4,955,462	$4,247,379

Liabilities and Equity
Current Liabilities
Accounts payable	$65,740	$59,543
Accrued liabilities	454,843	320,887
Current portion of long-term debt and capital lease	218,013	184,748

Total current liabilities	738,596	565,178
Other Liabilities
Long-term debt and capital lease	2,008,986	1,666,663
Deferred taxes	214,694	298,165
Financial instruments and other liabilities	203,330	200,035

Total other liabilities	2,427,010	2,164,863
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 30,104,648 and 29,633,605 shares issued, 25,292,454 and 25,017,242 shares outstanding (net of treasury stock), as of December 31, 2017 and December 31, 2016, respectively	301	296
Additional paid-in-capital	715,735	657,082
Treasury stock, at cost; 4,812,194 and 4,616,363 shares, respectively	(193,732)	(183,119)
Accumulated other comprehensive loss	(3,993)	(4,993)
Retained earnings	1,271,545	1,048,072

Total stockholders’ equity	1,789,856	1,517,338

Total Liabilities and Equity	$4,955,462	$4,247,379

[1]	Balance sheet debt at December 31, 2017 totaled $2,227.0 million, including the impact of $101.3 million of unamortized discount and debt issuance costs of $50.5 million.

[2]	The face value of our debt at December 31, 2017 totaled $2,378.8 million, compared with $1,943.4 million on December 31, 2016.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
Operating Activities:
Income from continuing operations, net of taxes	$224,338	$42,625
Less: Loss from discontinued operations, net of taxes	(865)	(1,109)

Net Income	223,473	41,516
Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	197,463	168,721
Accretion of debt securities discount	(1,172)	(1,277)
Provision for allowance for doubtful accounts	198	508
Special charge, net of cash payments	106	10,140
Loss on early extinguishment of debt	167	132
Unrealized loss (gain) on financial instruments	12,533	2,888
Loss (gain) on disposal of aircraft	(31)	(11)
Deferred taxes	(81,330)	47,381
Stock-based compensation expense	22,319	32,724
Changes in:
Accounts receivable	(33,201)	22,974
Prepaid expenses, current assets and other assets	(67,341)	(29,455)
Accounts payable and accrued liabilities	58,535	(64,059)

Net cash provided by operating activities	331,719	232,182
Investing Activities:
Capital expenditures	(87,555)	(46,717)
Payments for flight equipment and modifications	(458,464)	(316,993)
Acquisition of business, net of cash acquired	—	(105,392)
Proceeds from investments	4,462	11,714
Net cash used for investing activities	(541,557)	(457,388)
Financing Activities:
Proceeds from debt issuance	620,568	103,492
Payment of debt issuance costs	(14,664)	(4,034)
Payments of debt	(207,093)	(179,153)
Proceeds from revolving credit facility	150,000	—
Payment of revolving credit facility	(150,000)	—
Customer maintenance reserves and deposits received	25,784	15,105
Customer maintenance reserves paid	(18,538)	—
Proceeds from sale of convertible note warrants	38,148	—
Payments for convertible note hedges	(70,140)	—
Purchase of treasury stock	(10,613)	(11,275)
Excess tax benefit from stock-based compensation expense	—	390
Net cash provided by (used for) financing activities	363,452	(75,475)
Net increase (decrease) in cash, cash equivalents and restricted cash	153,614	(300,681)
Cash, cash equivalents and restricted cash at the beginning of period	138,250	438,931

Cash, cash equivalents and restricted cash at the end of period	$291,864	$138,250

Noncash Investing and Financing Activities:
Acquisition of flight equipment included in Accounts payable and accrued liabilities	$68,732	$14,345

Acquisition of flight equipment under capital lease	$30,419	$10,800

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016 December 31, 2017		December 31, 2016
Operating Revenue:
ACMI	$300,759	$234,225	$988,741	$834,997
Charter	291,261	265,197	1,034,562	881,991
Dry Leasing	33,699	26,630	119,820	105,795
Customer incentive asset amortization	(2,387)	(362)	(5,261)	(537)
Other	4,620	4,035	18,598	17,381

Total Operating Revenue	$627,952	$529,725	$2,156,460	$1,839,627

Direct Contribution:
ACMI	$90,136	$78,725	$231,271	$200,563
Charter	62,509	55,146	151,388	133,727
Dry Leasing	10,310	8,414	39,939	33,114

Total Direct Contribution for Reportable Segments	162,955	142,285	422,598	367,404

Unallocated income and expenses, net	(78,521)	(55,842)	(261,942)	(242,768)
Loss on early extinguishment of debt	—	—	(167)	(132)
Unrealized loss (gain) on financial instruments	23,692	(27,901)	(12,533)	(2,888)
Special charge	(106)	(3,509)	(106)	(10,140)
Transaction-related expenses	(1,106)	(585)	(4,509)	(22,071)
Loss (gain) on disposal of aircraft	95	—	31	11

Income (loss) from continuing operations before income Taxes	107,009	54,448	143,372	89,416

Add back (subtract):
Interest income	(1,723)	(1,207)	(6,009)	(5,532)
Interest expense	26,940	21,055	99,687	84,650
Capitalized interest	(1,756)	(1,207)	(7,389)	(3,313)
Loss on early extinguishment of debt	—	—	167	132
Unrealized loss (gain) on financial instruments	(23,692)	27,901	12,533	2,888
Other income	(30)	442	(387)	70

Operating Income	$106,748	$101,432	$241,974	$168,311

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different commercial and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income (loss) from continuing operations before taxes, excluding loss on early extinguishment of debt, unrealized loss (gain) on financial instruments, special charge, transaction-related expenses, loss (gain) on the disposal of aircraft, nonrecurring items, and unallocated income and expenses, net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated income and expenses, net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue and other nonoperating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2017	December 31, 2016	Percent Change

Income from continuing operations, net of taxes	$209,454	$28,736	628.9%
Impact from:
U.S. Tax Cuts and Jobs Act special bonus[1]	3,684	—
Loss (gain) on disposal of aircraft	(95)	—
Special charge	106	3,509
Costs associated with transactions[2]	1,106	585
Accrual for legal matters and professional fees	2,529	(312)
Noncash expenses and income, net[3]	6,397	2,304
Unrealized loss (gain) on financial instruments	(23,692)	27,901
Charges associated with benefit plan change in control	—	(2,642)
Income tax effect of reconciling items[4]	(2,901)	(1,116)
Impact of U.S. Tax Cuts and Jobs Act[5]	(129,977)	—

Adjusted income from continuing operations, net of taxes	$66,611	$58,965	13.0%

Weighted average diluted shares outstanding	27,435	25,554
Add: dilutive warrant	—	772
Adjusted weighted average diluted shares outstanding	27,435	26,326

Adjusted Diluted EPS from continuing operations, net of taxes	$2.43	$2.24	8.5%

		For the Twelve Months Ended

	December 31, 2017	December 31, 2016	Percent Change

Income from continuing operations, net of taxes	$224,338	$42,625	426.3%
Impact from:
U.S. Tax Cuts and Jobs Act special bonus[1]	3,684	—
Loss (gain) on disposal of aircraft	(31)	(11)
Special charge	106	10,140
Costs associated with transactions[2]	4,772	45,598
Accrual for legal matters and professional fees	4,129	6,465
Noncash expenses and income, net[3]	17,934	8,111
Charges associated with refinancing debt	167	132
Unrealized loss (gain) on financial instruments	12,533	2,888
Income tax effect of reconciling items[4]	(3,962)	(1,651)
Impact of U.S. Tax Cuts and Jobs Act[5]	(129,977)	—

Adjusted income from continuing operations, net of taxes	$133,693	$114,297	17.0%

Weighted average diluted shares outstanding	25,854	25,120
Add: dilutive warrant	1,293	299
effect of convertible notes hedges[6]	(27)	—
Adjusted weighted average diluted shares outstanding	27,120	25,419

Adjusted Diluted EPS from continuing operations, net of taxes	$4.93	$4.50	9.6%

[1]	U.S. Tax Cuts and Jobs Act bonus was granted to eligible personnel below the officer level following enactment.

[2]	Costs associated with transactions in 2017 primarily related to our acquisition of Southern Air. Costs associated with transactions in 2016 primarily related to the Amazon transaction, including costs resulting from a change in control under certain benefit plans related to the Amazon transaction, and our acquisition of Southern Air.

[3]	Noncash expenses and income, net in 2017 primarily related to amortization of debt discount on outstanding convertible notes and amortization of customer incentive asset related to outstanding warrants. Noncash expenses and income, net in 2016 primarily related to amortization of debt discount on outstanding convertible notes.

[4]	Income tax effect of reconciling items in 2017 is primarily impacted by a nondeductible customer incentive related to outstanding warrants. Income tax effect of reconciling items in 2016 is primarily impacted by a nondeductible customer incentive and nondeductible compensation expenses resulting from a change in control, as defined under certain of the company’s benefit plans, both related to outstanding warrants.

[5]	Income tax effect of U.S. Tax Cuts and Jobs Act is due to the revaluation of our U.S. net deferred tax liability.

[6]	Impact of the economic benefit from convertible note hedges in offsetting dilution from convertible notes.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2017		December 31, 2016
Net Cash Provided by Operating Activities	$	136,613	$131,338
Less:
Capital expenditures		21,160	9,845
Capitalized interest		$1,756	$1,207

Free Cash Flow[1]	$	113,697	$120,286

	For the Twelve Months Ended

	December 31, 2017		December 31, 2016

Net Cash Provided by Operating Activities	$	331,719	$232,182
Less:
Capital expenditures		87,555	46,717
Capitalized interest		$7,389	$3,313

Free Cash Flow[1]	$	236,775	$182,152

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended				For the Twelve Months Ended
	December 31, 2017			December 31, 2016 December 31, 2017			December 31, 2016

Income from continuing operations, net of taxes	$	209,454		$28,736	$	224,338		$42,625
Income tax expense		(102,445)		25,712		(80,966)		46,791

Income from continuing operations before income taxes		107,009		54,448		143,372		89,416
U.S. Tax Cuts and Jobs Act special bonus[1]		3,684		—		3,684		—
Noncash expenses and income, net[2]		6,397		2,304		17,934		8,111
Gain on disposal of aircraft		(95)		—		(31)		(11)
Special charge[3]		106		3,509		106		10,140
Costs associated with transactions[4]		1,106		(2,057)		4,772		45,598
Accrual for legal matters and professional fees		2,529		(312)		4,129		6,465
Charges associated with refinancing debt		—		—		167		132
Unrealized gain on financial instruments		(23,692)		27,901		12,533		2,888

Adjusted pretax income		97,044		85,793		186,666		162,739
Interest (income) expense, net[5]		19,924		17,296		75,631		70,616
Other non-operating expenses (income)		(30)		442		(387)		70

Adjusted operating income		116,938		103,531		261,910		233,425
Depreciation and amortization		45,800		39,154		166,713		148,876

EBITDA, as adjusted[6]	$	162,738		$142,685	$	428,623		$382,301

Income tax expense	$	(102,445)		$25,712	$	(80,966)		$46,791
Income tax effect of reconciling items[7]		(2,901)		(1,116)		(3,962)		(1,651)
Impact of U.S. Tax Cuts and Jobs Act		(129,977)		—		(129,977)		—

Adjusted income tax expense		30,433		26,828		52,973		48,442
Adjusted pretax income	$	97,044		$85,793	$	186,666		$162,739

Adjusted effective tax rate		31.4	%	31.3%		28.4	%	29.8%

[1]	U.S. Tax Cuts and Jobs Act bonus was granted to eligible personnel below the officer level following enactment.

[2]	Reflects impact of noncash expenses and income related to convertible notes, debt and investments, and amortization of customer incentive related to outstanding warrants.

[3]	Special charge in 2016 primarily represented a loss on engines held for sale.

[4]	Costs associated with transactions in 2017 primarily related to our acquisition of Southern Air. Costs associated with transactions in 2016 primarily related to the Amazon transaction, including costs resulting from a change in control under certain benefit plans.

[5]	Reflects impact of noncash expenses and income related to convertible notes, debt, operating leases and investments.

[6]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, noncash interest expenses and income, net, gain on disposal of aircraft, special charge, costs associated with transactions, accrual for legal matters and professional fees, charges associated with refinancing debt, and unrealized loss (gain) on financial instruments, as applicable.

[7]	See Non-GAAP reconciliation of Adjusted income from continuing operations, net of taxes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/ For the Twelve Months Ended			Increase/
	December 31, 2017	December 31, 2016	(Decrease) December 31, 2017		December 31, 2016	(Decrease)
Block Hours
ACMI	55,271	43,081	12,190	189,248	151,919	37,329
Charter
Cargo	11,718	13,678	(1,960)	42,625	40,376	2,249
Passenger	4,009	3,650	359	18,912	16,403	2,509
Other	565	397	168	2,017	1,746	271

Total Block Hours	71,563	60,806	10,757	252,802	210,444	42,358

Revenue Per Block Hour
ACMI	$5,442	$5,437	$5	$5,225	$5,496	$(272)
Charter	$18,520	$15,305	$3,215	$16,812	$15,534	$1,278
Cargo	$19,013	$14,827	$4,186	$17,015	$14,861	$2,155
Passenger	$17,079	$17,094	$(15)	$16,354	$17,191	$(837)
Average Utilization (block hours per day)
ACMI[1]	9.2	9.3	(0.1)	9.0	8.9	0.1
Charter
Cargo	12.2	12.7	(0.5)	10.2	9.6	0.6
Passenger	7.0	6.5	0.5	7.7	8.0	(0.3)

All Operating Aircraft[1,2]	9.5	9.7	(0.2)	9.2	9.0	0.2
Fuel
Charter
Average fuel cost per gallon	$1.99	$1.65	$0.34	$1.89	$1.68	$0.21
Fuel gallons consumed (000s)	46,666	51,614	(4,948)	176,093	163,862	12,231

[1]	ACMI and All Operating Aircraft averages in the fourth quarter and 12 months of 2017 reflect the impact of increases in the number of CMI aircraft and amount of CMI flying compared with the same periods of 2016.

[2]	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended	Increase/		For the Twelve Months Ended	Increase/

	December 31, 2017	December 31, 2016 (Decrease)		December 31, 2017	December 31, 2016 (Decrease)

Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	8.7	7.8	0.9	8.2	8.1		0.1
747-400 Cargo	17.4	13.7	3.7	14.8	13.1		1.7
747-400 Dreamlifter	2.9	2.4	0.5	3.0	2.8		0.2
777-200 Cargo	5.0	5.0	—	5.0	3.7		1.3
767-300 Cargo	15.2	5.3	9.9	10.4	4.3		6.1
767-200 Cargo	9.0	9.0	—	9.0	9.0		—
737-400 Cargo	5.0	5.0	—	5.0	3.7		1.3
747-400 Passenger	1.0	1.0	—	1.0	1.0		—
767-200 Passenger	1.0	1.0	—	1.0	1.0		—

Total	65.2	50.2	15.0	57.4	46.7		10.7
Charter
747-8F Cargo	1.3	2.2	(0.9)	1.8	1.9		(0.1)
747-400 Cargo	9.1	9.5	(0.4)	9.7	9.6		0.1
747-400 Passenger	2.0	2.0	—	2.0	2.0		—
767-300 Passenger	4.2	4.1	0.1	4.7	3.6		1.1

Total	16.6	17.8	(1.2)	18.2	17.1		1.1
Dry Leasing
777-200 Cargo	6.0	6.0	—	6.0	6.0		—
767-300 Cargo	12.1	3.0	9.1	7.5	2.3		5.2
757-200 Cargo	1.0	1.0	—	1.0	1.0		—
737-300 Cargo	1.0	1.0	—	1.0	1.0		—
737-800 Passenger	1.0	1.0	—	1.0	1.0		—

Total	21.1	12.0	9.1	16.5	11.3		5.2

Less: Aircraft Dry Leased to CMI customers	(12.1)	(3.0)	(9.1)	(7.5)	(2.3)		(5.2)

Total Operating Average Aircraft Equivalents	90.8	77.0	13.8	84.6	72.8		11.8

Out of Service[2]	—	—	—	—	—	—

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers.

[2]	Out-of-service aircraft were temporarily parked during the period and are completely unencumbered.